Exhibit 5.1
MILLING BENSON WOODWARD L.L.P ATTORNEYS AT LAW | WWW.MILLINGLAW.COM	Charles A. Snyder A Professional Law Corporation (504) 569-7230 csnyder@millinglaw.com

October 8, 2009

Pebble U.S. Market Fund, L.L.C.
3500 N. Causeway Blvd., Suite 160
Metairie, Louisiana 70002

$100,000,000
SERIES A UNITS OF
PEBBLE U.S. MARKET FUND, L.L.C.

Ladies and Gentlemen:

We refer to the Registration Statement of Form S-1 filed on or about the date hereof by Pebble U.S. Market Fund, L.L.C. (the AFund @) under the Securities Act of 1933 (the “1933 Act”) with the Securities and Exchange Commission, relating to the registration under the 1933 Act of $100,000,000 Units of limited liability company interests (the “Units”), as the same may be amended from time to time (“Registration Statement”).  For purposes of expressing the opinions hereinafter set forth, our examination of documents has been limited to the examination of executed or conformed counterparts, or copies otherwise proved to our satisfaction, of the following:

1.	The Articles of Organization of the Fund, dated August 6, 2009 (the “Articles of Organization”), as filed with the Secretary of State of the State of Louisiana;

2.	The Operating Agreement of the Fund (the “Agreement), attached to the Registration Statement as Exhibit A;

3.	The Registration Statement, dated as of October 8, 2009, and all exhibits attached thereto.

Initially capitalized terms used herein and not otherwise defined are used as defined in the Registration Statement.

For purposes of this opinion, we have not reviewed any documents other than the documents listed above, and we have assumed that there exists no provision in any document not listed above that bears upon or is inconsistent with the opinion stated herein.  We have conducted no independent factual investigation of our own, but rather have relied solely upon the aforementioned documents, the statements and information set forth therein and additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.  With respect to all of the documents examined, we have assumed that (i) all signatures of parties on the documents are genuine (other than the Fund), and (ii) all documents submitted as copies conform to the original copies of those documents.  For purposes of this opinion, we have assumed (i) the due authorization, execution and delivery by all parties thereto of all documents, (ii) that the Agreement constitutes the entire agreement amongst all parties thereto with respect to the subject matter thereof, including with respect to the admission of beneficial owners to, and the creation, operation and termination of, the Fund and that the Agreement and the Certificate are in full force and effect, have not been amended and no amendment of the Agreement or the Certificate is pending or has been proposed, and (iii) except for the due creation and valid existence in good standing of the Fund as a limited liability company under the Louisiana Limited Liability Company Act (LA R.S. 12:1301, et seq.) (the "Act"), the due creation, organization or formation, as the case may be, and valid existence in good standing of each party to the documents examined by us under the laws of the jurisdiction governing its creation, organization or formation and the capacity of persons and entities who are parties to the documents examined by us. Insofar as the opinions expressed herein relate to the Units and persons and entities to be admitted to the Fund as beneficial owners of the Fund in connection with the Registration Statement (the "Unitholders"), the opinions expressed herein relate solely to the Unitholders and the Units to be issued in connection with the Registration Statement.

Based upon the foregoing, and upon our examination of such questions of law and statutes as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

1. The Fund has been duly created and is validly existing in good standing as a limited liability company under the Act.

2. Assuming (i) the due authorization, execution and delivery to the Manager of a Subscription Agreement by each Unitholder,  (ii) the due acceptance by the Manager of each Subscription Agreement and the due acceptance by the Manager of the admission of the Unitholders as beneficial owners of the Fund to the Fund, (iii) the payment by each Unitholder to the Fund of the full consideration due from him for the Units subscribed to by him, (iv) that the books and records of the Fund set forth all information required by the Agreement and the Act, including all information with respect to all persons and entities to be admitted as Unitholders and their contributions to the Fund, and (v) that the Units are offered and sold as described in the Registration Statement and the Agreement, the Units to be issued to the Unitholders will be validly issued and, subject to the qualifications set forth herein, will be fully paid and nonassessable beneficial interests in the Fund, as to which the Unitholders, as beneficial owners of the Fund, will be entitled to the limitation of personal liability extended to members of limited liability companies, generally, subject to the obligation of a Unitholder to make their initial contribution to the Fund, to make other payments provided for in the Agreement and to repay any funds received by him from the Fund in contravention of Louisiana law pertaining to limited liability companies.

We are admitted to practice law in the State of Louisiana, and we render this opinion only with respect to, and we express no opinion as to, the application of the securities or blue sky laws of any jurisdiction  to the sale of the Units, other than the existing laws of the United States and the State of Louisiana. This opinion speaks as of the date hereof, and we assume no obligation to update this opinion as of any future date. We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to all references to our firm included in or made a part of the Registration Statement. This opinion shall not be used by any other person for any purpose without our written consent.

Sincerely, MILLING BENSON WOODWARD LLP By: /s/ Charles A. Snyder Charles A. Snyder